Exhibit 16.1

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 — 4º	Fax	55 (21) 3515-9000
20031-000 — Rio de Janeiro, RJ — Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561

Ladies and Gentlemen:

Until the fiscal year ended December 31, 2011, we were the independent public accountants of Petróleo Brasileiro S.A.—Petrobras and Petrobras International Finance Company—PifCo (together, the “Companies”).  Pursuant to our report included in the Annual Report on Form 20-F of the Companies, as filed with the Securities and Exchange Commission on March 30, 2012, we audited the consolidated financial statements of  the Companies as of and for the years ended December 31, 2011 and 2010, in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).  We also audited the Companies’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  On January 19, 2012, we became aware, through the Companies’ market communication, that the Companies had  engaged other independent public accountants for the fiscal year ending December 31, 2012.

We have read Item 16F of Amendment No. 1 to the Annual Report on Form 20-F/A of the Companies and are in agreement with the statements contained in paragraphs one, two and three in the section “Change in Registrant’s Certifying Accountant”.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

Rio de Janeiro, Brazil
July 9, 2012